Exhibit 99.1

Liberty Media Appoints Chase Carey to Board of Directors

ENGLEWOOD, CO, December 6, 2024 — Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) today announced the appointment of Chase Carey to the board of directors of Liberty Media (the “Board”) effective January 1, 2025. Mr. Carey most recently served as Chairman of Formula 1 from 2016 to 2022 and as its Chief Executive Officer from 2017 to 2021. He will serve on the Executive Committee of the Liberty Media Board.

“Chase has been an excellent partner to Liberty for many years, from our investment in DIRECTV in 2008 to Liberty’s purchase of Formula 1 in 2017 where his role as CEO was key to securing the acquisition. He was instrumental in building a successful foundation at F1 from which the business has grown materially,” said John Malone, Liberty Media Chairman. “Chase’s knowledge and expertise across media, entertainment, sports, business and more will be valuable to the board as our companies execute on their next chapters of growth and value creation.”

“Liberty is at an exciting point in its storied evolution, with a more focused asset base centered around high-quality, premium sporting assets that I know well. I look forward to contributing to Liberty as a director in partnership with John, Liberty management and the portfolio company leadership teams,” said Mr. Carey.

Prior to joining Formula 1, Mr. Carey served in a number of roles at 21st Century Fox, including as President and Chief Operating Officer from 2009 to 2015 and as a Director since 1996. Mr. Carey served as a Director, and the President and Chief Executive Officer of DIRECTV, Inc. from 2003 to 2009, where he led the operations and strategic direction of the DIRECTV, Inc. companies, including DIRECTV, Inc. in the United States and DIRECTV Latin America.

Mr. Carey is a graduate of Colgate University and Harvard Business School. He is also a Trustee Emeritus at Colgate University.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation